Exhibit 10.1

Via Email	May 18, 2026

Brian Nurse
[ ]

Dear Brian,
This letter agreement (the “Agreement”) confirms the terms of your separation from employment with Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), in accordance with the separation and release terms set forth in your employment agreement with the Company dated October 8, 2024 (as amended on November 21, 2025) (the “Employment Agreement”).
1)Separation from Employment. Your employment with the Company will terminate on May 7, 2026 (the “Separation Date”), which shall be treated as a termination “without Cause” for purposes of your Employment Agreement. Upon your termination of employment on the Separation Date, you will be entitled to the severance payments as set forth in Section 6.1 of the Employment Agreement and described in Section 2 below, subject to the terms of this Agreement.
2)Severance Benefits
a)Severance Payments. As set forth in Section 6.1 of the Employment Agreement, in consideration of your acceptance of this Agreement and subject to your full compliance with your obligations under this Agreement (including under the Employment Agreement as further described below), in full satisfaction of any and all rights you may have under the Employment Agreement, the Company will pay to you:
i)your accrued and unpaid Base Salary (as defined in the Employment Agreement), reimbursement of expenses in accordance with the Employment Agreement, any accrued and unused vacation days, in each case accrued as of the Separation Date, on the next payroll date following the execution, non-revocation and expiration of the revocation period of the Release Agreement referred to in Section 4 hereof, and the Company will also pay to you all other accrued amounts or accrued benefits due in accordance with the Company’s benefit plans, programs or policies (other than severance);
ii)$3,000,000, representing an amount equal to two and one half (2.5) times your Base Salary and target Annual Cash Incentive (as defined in the Employment Agreement), payable in a single lump sum payment on the next payroll date following the execution, non-revocation and expiration of the revocation period of the Release Agreement referred to in Section 4 hereof, subject to all required tax withholding;

iii)a pro-rata portion of your Annual Cash Incentive for the calendar year 2026 (determined in accordance with the Employment Agreement and based on actual performance), payable at the same time that other senior executives of the Company receive bonus payments for 2026, but in no event later than March 15, 2027; and
iv)an after-tax lump sum amount equal to thirty (30) months of premiums for continuation coverage under COBRA (as defined in the Employment Agreement) under the Company’s group medical plans as in effect from time to time, less the amount of your portion of such premiums determined as if you were an active employee, payable on the next payroll date following the execution, non-revocation and expiration of the revocation period of the Release Agreement referred to in Section 4 hereof.
b)Equity Awards. Upon the Separation Date, you shall immediately become fully vested in your outstanding and unvested equity awards under the Company’s Stock Incentive Plan (as defined in the Employment Agreement) set forth on Exhibit A hereto, provided that any equity awards conditioned upon performance criteria, goals or objectives shall be payable at target.
c)Attorney’s Fees. Pursuant to Section 12.13 of your Employment Agreement, the Company shall reimburse you for your attorney’s fees incurred in connection with this Agreement (which enforces the terms of your Employment Agreement), which fees currently total
$10,000 payable on the next payroll date following the execution, non-revocation and expiration of the revocation period of the Release Agreement referred to in Section 4 hereof, subject to presentation of appropriate invoices.
3)Conditions; Restrictive Covenants. Your rights to the severance payments and benefits set forth in paragraphs 2(a)(ii), (iii) and (iv), and paragraph 2(b) shall be subject to all of the terms and conditions of the Employment Agreement, which is incorporated herein by reference, including without limitation your obligations under Section 8 thereof (including your confidentiality, non-competition, non-solicitation and non-disparagement obligations), and your obligation to sign and honor the Release Agreement as described below. You agree to continue to honor the restrictive covenant obligations set forth in the Employment Agreement, and agree that all post-employment restriction periods set forth therein shall commence on the Separation Date.
4)Release of Claims. In consideration of the payments and benefits set forth in paragraphs 2(a)(ii), (iii) and (iv), and paragraph 2(b), and as required by the Employment Agreement, you agree to timely execute and not to revoke the release of claims in the form of the Release Agreement attached as Exhibit B to this Agreement following the Separation Date within the time specified therein. The execution and non-revocation of the Release Agreement is a condition to the receipt of the severance payments and benefits provided under this Agreement (to the extent not otherwise required by law), which will commence following the expiration of the revocation period as provided therein.
5)No Further Compensation or Benefits. Unless earlier terminated as provided herein, your active participation in all employee benefit plans and programs of the Company will terminate as of the Separation Date in accordance with the terms of such plans and programs. You acknowledge that, except as expressly provided in this Agreement, you will not receive from the Company any additional compensation, benefits or severance on or after the Separation Date, with the exception of any vested right you may have under the express terms of the Company’s compensation or employee benefits plans or programs.
6)Section 409A. This Agreement and the payments and benefits provided hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code, and shall be construed consistently with that intent. Notwithstanding the foregoing, in no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
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If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return it to the Company.

Sincerely,
Six Flags Entertainment Corporation
By: /s/ John Reilly
Name: John Reilly
Title: President & Chief Executive Officer

Accepted and Agreed:
/s/ Brian Nurse
Brian Nurse
Date: May 18, 2026